Exhibit 16.4

PROXY FOR AMALGAMATED CASUALTY INSURANCE COMPANY

SPECIAL MEETING OF MEMBERS

The undersigned hereby constitutes and appoints Patrick J. Bracewell and Daniel P. McFadden, or any of them, as his or her lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, to vote on behalf of the undersigned, and to otherwise act in his or her name, place and stead, at the Special Meeting of Members of the Company to be held at ________ on __________, ____________2022 for the following purposes:

1. To approve the Amended and Restated Plan of Conversion of Amalgamated Casualty Insurance Company (the “Plan of Conversion”) and the transactions contemplated hereby, including without limitation the Amended and Restated Articles of Incorporation of the Company.

FOR	AGAINST
☐	☐

2. To approve an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient members present in person or by proxy to establish a quorum or are not sufficient votes at the time of the Special Meeting to approve and adopt the Plan of Conversion referenced in Proposal 1 above.

FOR	AGAINST
☐	☐

3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

A signed Proxy which does not give direction to vote for or against the above actions will be treated as a vote FOR such actions.

SIGNATURE OF PERSON WHOSE NAME APPEARS ABOVE

DATE __________________, 2022

COMPANY USE ONLY:

NOTICE OF SPECIAL MEETING OF ELIGIBLE MEMBERS

TO BE HELD ____________, 2022

TO ELIGIBLE MEMBERS OF AMALGAMATED CASUALTY INSURANCE COMPANY:

Notice is hereby given that the Special Meeting of Eligible Members (the “Special Meeting”) of Amalgamated Casualty Insurance Company (the “Company” or “ACIC”) will be held at _______ __.m., local time, on ____________, ____________, 2022, at the Company’s offices at 8401 Connecticut Avenue, Suite 300, Chevy Chase, Maryland 20815 to consider and vote upon the following:

1.	the adoption and approval of an Amended and Restated Plan of Conversion (the “Plan of Conversion”) (a copy of which is enclosed and labeled as Exhibit A);

2.	the adoption and approval of the proposed amended and restated articles of incorporation of ACIC (a copy of which is enclosed and labeled as Exhibit B);

3.

a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient Eligible Members present in person or by proxy to establish a quorum or there are not sufficient votes at the time of the Special Meeting to approve the Plan of Conversion and the amended and restated articles of incorporation; and

4.	to transact any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

In accordance with the Company’s Bylaws, action of the Board of Trustees, the Plan of Conversion and the provisions of Title 31, Section 904 of the Official Code of the District of Columbia, 31 D.C. 904, only those persons who were named insureds under Amalgamated Casualty Insurance Company insurance policies that were in force on February 3, 2021, which is the date that the Board of Trustees of the Company adopted the Plan of Conversion, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Special Meeting, your vote is very important, and we encourage you to vote promptly. To vote, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed, postage-paid return envelope. Your proxy will not be valid if received at the Company’s offices after _________, 2022. If you execute a proxy but later decide to attend the Special Meeting in person, your proxy may be revoked and you may vote in person.

By Order of the Board of Trustees,

Secretary

Chevy Chase, Maryland

____________, 2022

PROXY STATEMENT

Your proxy, in the form enclosed, is solicited by the board of trustees of Amalgamated Casualty Insurance Company (“ACIC” or the “Company”) for use at a Special Meeting of its members to be held on ____________, 2022 and any adjournment of that meeting, for the purposes set forth below. Only persons owning policies issued by the Company that were in force at the close of business on February 3, 2021 are entitled to notice of and to vote at the Special Meeting. The board of trustees urges you to sign and return your proxy even if you plan to attend the Special Meeting.

IMPORTANT NOTICE

The Plan of Conversion described in this Proxy Statement was approved by the District of Columbia Department of Insurance, Securities, and Banking (the “Insurance Department”). Approval of the Plan of Conversion by the Insurance Department does not constitute or imply that the Insurance Department has endorsed the Plan of Conversion described in this Proxy Statement, nor does such approval constitute investment advice or a recommendation by the Insurance Department on how you should vote on the Plan of Conversion.

Introduction

A special meeting of the Eligible Members (defined below) of ACIC will be held at the Company’s offices at 8401 Connecticut Avenue, Chevy Chase, Maryland 20815 on ______________________, __________, 2022, at _______ __.m., local time (the “Special Meeting”). The purpose of the Special Meeting is to consider and vote upon (i) a Plan of Conversion, as amended (the “Plan of Conversion”), and (ii) the proposed amended and restated articles of incorporation of ACIC (a copy of which is enclosed and labeled as Exhibit B). The Plan of Conversion has been adopted by the Company’s board of trustees and approved by the Insurance Department, and a copy of the Plan of Conversion is enclosed and labeled as Exhibit A. If the Plan of Conversion is approved at the Special Meeting, the Company will convert from a District of Columbia mutual insurance company to a District of Columbia stock insurance company (the “Conversion”) and will form a new stock holding company pursuant to the provisions of Chapter 9 of Title 31 of the District of Columbia Official Code, 31 D.C. 901 (the “Act”).

“Eligible Members” are the persons who were named insureds under ACIC insurance policies that were in force on February 3, 2021, which is the date that the board of trustees of the Company adopted the Plan of Conversion.

Overview of the Conversion

ACIC currently exists and operates as a mutual insurance company. This means that ACIC has no shareholders. Instead, ACIC has members consisting of the policyholders who have insurance coverage with ACIC.

Under the Act, a District of Columbia mutual insurance company, such as ACIC, can adopt a plan to convert from a mutual insurance company to a stock insurance company. Mutual insurance companies may decide to convert into stock companies for many different reasons. Mutual insurance companies have limited access to the capital markets. By converting to stock form, a mutual insurance company gains the ability to raise capital through sales of its stock. By raising additional capital, ACIC enhances its ability to pay claims made by its policyholders. Stock insurance companies also are better able to make strategic acquisitions of other insurance companies and to enter into strategic business combinations with other insurers and insurance holding companies. In addition, stock insurance companies can use stock incentive programs to help them attract and retain key management personnel.

The principal purpose of the Conversion is to convert ACIC from a mutual insurance company into a stock insurance company in order to enhance its strategic and financial flexibility and to provide Eligible Members with the right to acquire an equity interest in HoldCo (as defined below). ACIC’s board of trustees believes that the Conversion is in the best interest of the Company because the additional capital resulting from the Conversion should: (i) support further organic growth in direct written premiums; (ii) provide a more cost effective capital structure; and (iii) enable HoldCo to attract institutional investors and engage in strategic transactions advantageous to HoldCo and ACIC. In addition, the additional capital and holding company structure should enhance the Company’s ability to acquire other property and casualty insurance companies. The Company’s board of trustees further believes that the transaction is fair and equitable, is consistent with the purpose and intent of the Act and will not prejudice the interests of ACIC’s members.

In its present structure as a mutual insurance company, ACIC can increase its statutory capital only through earnings generated by ACIC and its subsidiaries or the sale of surplus notes. Reliance on earnings to provide a long-term source of permanent capital, however, limits the Company’s ability to develop new business, offer new insurance products, make acquisitions, and provide greater stability and protection for the Company’s policyholders.

The Company’s Plan of Conversion consists of the following steps:

1.

ACIC will convert to a stock company. As part of the conversion, ACIC will issue all of its shares of capital stock to Forge Group, Inc., a newly formed Pennsylvania corporation (“HoldCo”). ACIC policyholders who formerly were “members” of ACIC will no longer be members of ACIC. The insurance policies issued by ACIC will remain in full force and effect as insurance policies of ACIC. The Conversion will not change the price, benefits, renewability or any other feature, term or condition of a policyholder’s insurance coverage.

2.

HoldCo will offer shares of its common stock (“Conversion Stock”) for sale in an offering described in greater detail below (hereinafter, the “Offering”). The common stock of HoldCo will be offered for sale pursuant to an Offering Statement and an Offering Circular filed with and qualified by the United States Securities and Exchange Commission. Immediately after completion of the Offering and the Conversion, ACIC will become a wholly-owned subsidiary of HoldCo. Therefore, HoldCo, through its board of directors, will be able to control who is elected to ACIC’s board of trustees.

3.

Eligible Members will be granted rights to subscribe to purchase shares of common stock of HoldCo in the Offering. These subscription rights provide such members the opportunity to purchase shares before orders from any other purchasers may be accepted. If shares remain available for sale after the subscriptions of the Eligible Members are filled, such remaining shares will be sold to other purchasers (as described in greater detail in the Offering Circular of HoldCo accompanying this Proxy Statement). The Conversion Stock will be offered for sale at $10.00 per share. An Eligible Member who wishes to subscribe must purchase at least 50 shares of stock and may not subscribe to purchase more than 25,000 shares of stock in the subscription offering. Upon completion of the Conversion and the Offering, the Company will distribute $4,594 in cash to each Eligible Member. For a description of this cash distribution, see “Cash Distribution to Eligible Members” below. Other limitations apply to the Offering, which are described in greater detail in the Offering Circular.

Information Relating to Voting at the Special Meeting

In accordance with the terms of ACIC’s articles of incorporation and bylaws, the terms of the Plan of Conversion and the provisions of the Act, each Eligible Member is entitled to notice of, and to vote at, the Special Meeting. At the Special Meeting, each Eligible Member is entitled to cast one vote on each proposal considered at the Special Meeting.

Approval of each of the Plan of Conversion and the amended and restated articles of incorporation will require the affirmative vote, either in person or by proxy, of at least a majority of the votes cast at the Special Meeting.

Eligible Members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Proxies may be voted by returning the proxy card in the envelope provided or by internet or telephone voting. Instructions for internet or telephone voting are included with this proxy statement mailing. All properly executed proxies received by ACIC before the Special Meeting will be voted in accordance with the instructions indicated thereon. If no contrary instructions are given, such proxies will be voted in favor of (i) the Plan of Conversion, (ii) the amended and restated articles of incorporation of ACIC, and (iii) the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient Eligible Members present to establish a quorum or there are not sufficient votes at the time of the Special Meeting to approve the Plan of Conversion and the amended and restated articles of incorporation. If any other matters are properly presented before the Special Meeting, the proxies solicited hereby will be voted on such matters by the proxyholders according to their discretion. Any Eligible Member giving a proxy will have the right to revoke his or her proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of ACIC at any time prior to or at the Special Meeting or by attending the Special Meeting and voting in person.

The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof. They will not be used at any other meeting.

Under the Bylaws of ACIC, a quorum at any regular or special meeting consists of a majority of the policyholders eligible to vote. If Eligible Members do not return a sufficient number of proxies to constitute a quorum at the Special Meeting, those Eligible Members present at the special meeting, in person or by proxy, may vote to adjourn the Special Meeting to a future date in order to provide the Company with additional time to solicit additional proxies.

Relationship Between this Proxy Statement and the Offering Circular

A copy of the Offering Circular for the offering of HoldCo’s common stock accompanies this Proxy Statement. This Proxy Statement summarizes and presents selected information from the Offering Circular and may not contain all the information that might be important to an Eligible Member in deciding whether to (i) vote for adoption and approval of the Plan of Conversion, and/or (ii) subscribe for the purchase of Conversion Stock in the Offering. To understand the Offering fully, Eligible Members should read the Offering Circular carefully, including the financial statements and the notes to financial statements of ACIC that are included in the Offering Circular. Eligible Members also may wish to review the Plan of Conversion. A copy of the Plan of Conversion is attached hereto as Exhibit A and is available for review and downloading on ACIC’s website at www.asginsurance.com.1

The decisions to be made by an Eligible Member in voting on the Plan of Conversion and in deciding whether to purchase Conversion Stock are separate. For instance, you may vote in favor of the Plan of Conversion, but decide not to purchase any Conversion Stock. Or, you may vote against the Plan of Conversion, but decide to purchase Conversion Stock.

If for any reason the Plan of Conversion is not approved by Eligible Members, the Conversion will not be completed, no Conversion Stock will be sold, your subscription rights will expire without any consideration, and no cash distribution will be paid to the Eligible Members.

The Parties

HoldCo

HoldCo is a Pennsylvania business corporation organized on November 19, 2020 for the purpose of becoming the stock holding company of ACIC and its subsidiaries following closing on the Conversion. HoldCo’s executive offices are located at 8401 Connecticut Avenue, Suite 300, Chevy Chase, Maryland 20815. HoldCo’s board of directors will consist of Shaza L. Andersen, Patrick J. Bracewell, Joseph S. Bracewell III, Fred L. Brewer, James C. Roumell, Thomas E. Hampton, and Jason K. Wolfe, who are currently trustees of the Company.

HoldCo will not have engaged in any operations prior to completion of the Conversion. After completion of the Conversion, HoldCo’s primary assets will be the outstanding capital stock of ACIC, the outstanding capital stock of American Risk Management, Inc., which is being acquired by HoldCo as part of the Conversion and the Offering as described in the Offering Circular, and the net proceeds realized from the Offering of its common stock that remain after the use of such proceeds as described in the Offering Circular.

[1]

This reference to ACIC’s website includes only the documents available for review under the “ACIC Plan of Conversion” tab. Any other information available on ACIC’s website is not part of this Proxy Statement.

HoldCo does not intend to apply to have its common stock listed for trading on the NASDAQ Stock Market or any other stock exchange.

ACIC

Amalgamated Casualty Insurance Company is a District of Columbia mutual insurance company organized in 1938. Its main offices are located at 8401 Connecticut Avenue, Suite 300, Chevy Chase, Maryland 20815, and its telephone number is (202) 547-8700. At December 31, 2020, ACIC had total consolidated assets of $88.3 million and total equity of $42.2 million. During the year ended December 31, 2020, ACIC had total premiums written of $6.3 million. ACIC issues property and casualty insurance policies in 13 states and the District of Columbia.

The Conversion

ACIC adopted the Plan of Conversion on February 3, 2021. The Conversion involves a series of transactions by which ACIC will convert from a mutual insurance company to a stock insurance company. Following the Conversion, ACIC will become a subsidiary of HoldCo.

As an integral part of the Conversion, HoldCo will offer for sale in a subscription rights offering between 1,700,000 and 2,300,000 shares of HoldCo’s common stock (“Subscription Offering”). The Subscription Offering will be made in the following order of priority:

1.	First to “Eligible Members” – “Eligible Members” are the named policyholders of ACIC who were insured under ACIC insurance policies that were in force on February 3, 2020.

2.

Second to the ESOP – HoldCo will form an employee stock ownership plan (the “ESOP”) for the benefit of its employees. The ESOP will purchase 9.9% of the total number of shares sold in the Offering. HoldCo will make a loan to the ESOP to fund the purchase of such shares.

3.	Third, to Trustees, Officers, and Employees –The trustees, officers and employees of ACIC.

Subscriptions will be accepted by HoldCo in order of the priorities described above.

If any shares of Conversion Stock remain available for purchase after the Subscription Offering, any remaining shares will be offered to the general public (the “Public Offering). HoldCo may accept subscriptions under the Subscription Offering and orders received under the Public Offering simultaneously. Payments received on stock orders that are not accepted will be refunded (without interest).

The purchase price for the Conversion Stock will be $10.00 per share. All purchasers will pay the same price per share in the Offering.

The Conversion will permit policyholders of ACIC and the management and employees of ACIC to become equity owners of HoldCo and to share in its future. The Conversion also will provide additional capital that will enhance the ability of ACIC to expand its business.

Completion of the Conversion is subject to various conditions, including approval of the Conversion by the Eligible Members of ACIC, completion of the Offering, and receipt of all necessary regulatory approvals.

Transfers of Subscription Rights

Eligible Members will be granted subscription rights in connection with the Conversion that will permit them to purchase shares of HoldCo common stock in the Offering (the “subscription rights”). An Eligible Member may not transfer such member’s subscription rights.

Each Eligible Member has a subscription right to purchase up to 25,000 shares in the subscription offering and may offer to purchase additional shares in the public offering. HoldCo has the right to accept or reject, in whole or in part, any offer to purchase shares in the public offering.

The Company’s Reasons for the Conversion

The principal purpose of the Conversion is to convert ACIC from a mutual insurance company into a stock insurance company in order to enhance its strategic and financial flexibility and to provide the Eligible Members with the right to acquire an equity interest in HoldCo. The Company’s board of trustees believes that the Conversion is in the best interest of the Company because the additional capital resulting from the Conversion should: (i) support organic growth in direct written premiums; (ii) provide a more cost effective capital structure; and (iii) enable HoldCo to attract institutional investors and engage in strategic transactions advantageous to HoldCo and ACIC. In addition, the additional capital and holding company structure should enhance the Company’s ability to acquire other property and casualty insurance companies. The Company’s board of trustees further believes that the transaction is fair and equitable, is consistent with the purpose and intent of the Act and will not prejudice the interests of its members.

In its present structure as a mutual insurance company, ACIC can increase its statutory capital only through earnings generated by ACIC and its subsidiaries or the sale of surplus notes. Reliance on earnings to provide a long-term source of permanent capital, however, limits the Company’s ability to develop new business, offer new insurance products, make acquisitions, and provide greater stability and protection for ACIC’s policyholders.

Effects of the Conversion on Policyholders

In General

Each policyholder of a mutual insurance company, such as ACIC, has certain interests in the insurance company, including the contractual right to insurance coverage and the right to vote when provided by the insurance company’s articles of incorporation or bylaws or as provided by law. Policyholders also may have the right to share in a liquidating distribution of the insurer’s net worth if the insurer were to voluntarily dissolve and liquidate its business and properties.

A policyholder must have an in-force insurance policy issued by the insurance company in order to be a member of that mutual insurance company. Except to the extent that a membership interest is deemed to have value in connection with the conversion of an insurance company from mutual to stock form, this interest as a member has no market value because it cannot be separated from the underlying policy and, in any event, is not transferable. A policyholder whose policy lapses or is cancelled, terminated or not renewed will lose his or her interest as a member. As of the completion of the Conversion, all membership interests in ACIC, except contract rights under policies of insurance, will terminate.

If the Plan of Conversion is not approved by the Eligible Members, or if the Conversion is not completed for any other reason, ACIC will continue to operate as a mutual insurance company. In that case, members will retain the rights described above.

Continuity of Insurance Coverage and Business Operations

ACIC’s conversion to stock form will not change the insurance protection or premiums under ACIC’s in-force insurance policies. During and after the Conversion, the normal business of issuing insurance policies and paying claims will continue without change or interruption. After the Conversion, ACIC will continue to provide insurance coverage and services to its policyholders under in-force policies.

Voting Rights

After the Conversion, the voting rights of all members of ACIC will cease. Policyholders will no longer have the right to vote on any matter involving ACIC. HoldCo will own all of the outstanding shares of ACIC capital stock and will elect the trustees of ACIC.

Voting rights in HoldCo will be held by the shareholders of HoldCo. Each holder of HoldCo common stock will be entitled to vote on any matter to be considered by HoldCo shareholders, subject to the terms of HoldCo’s articles of incorporation and bylaws and to the provisions of Pennsylvania law.

Policyholder Dividends

All in-force insurance policies that “participate” or provide for the payment of policy dividends will continue unchanged and any right to the payment of any dividends under such policies will continue. Therefore, the Conversion will not cause any policyholder to lose dividend rights or expectancies that may have existed in the period when ACIC operated as a mutual insurance holding company.

Rights Upon Dissolution After Conversion

After the Conversion, policyholders will have no right to receive a pro rata distribution of any remaining surplus of ACIC upon its dissolution. Instead, this right will vest in HoldCo, as the sole shareholder of ACIC. In the event of a liquidation, dissolution or winding up of HoldCo, shareholders of HoldCo would be entitled to receive, after payment of all debts and liabilities of HoldCo, a pro rata portion of any liquidating distribution that is made of HoldCo’s remaining assets.

Determination of the Price per Share and the Number of Shares to be Offered

The Act requires that, as part of the mutual-to-stock conversion of ACIC, Eligible Members must be offered the right to purchase stock of the converted company (or a holding company for the converted company, in this case, HoldCo). In such stock offering, the aggregate pro forma value of ACIC is determined by a qualified valuation expert engaged for this purpose. The value can be expressed as a valuation range. Boenning & Scattergood, Inc. (“Boenning”), which was engaged to serve as the independent valuation expert in the Conversion, prepared an appraisal report valuing ACIC (the “Appraisal Report”). In its report dated October 15, 2021, Boenning estimated that the appraised value of ACIC is between $17,000,000 and $23,000,000, with a midpoint value of $20,000,000. Accordingly, under the Plan of Conversion, we will offer for sale up to 2,300,000 shares of HoldCo, based upon the underlying pro forma appraised value of ACIC.

The Conversion Stock will be sold at $10.00 per share consistent with the typical offering price per share for many converting mutual companies.

If HoldCo is unable to sell at least 1,700,000 shares, then unless the Offering range is revised with the approval of the Insurance Department, the Conversion and Offering must be terminated, all subscriptions and orders cancelled and all funds returned.

Boenning’s valuation is not a recommendation as to the advisability of purchasing shares of HoldCo. In preparing its Appraisal Report, Boenning did not independently verify the financial statements and other information provided by ACIC, nor did Boenning value independently the assets or liabilities of ACIC. The Appraisal Report considers ACIC as a going concern and should not be considered as an indication of the liquidation value of ACIC. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, any of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the Conversion will thereafter be able to sell such shares at prices at or above the initial purchase price in the Conversion of $10.00 per share.

Cash Distribution to Eligible Members

If the Conversion and the Offering are completed, the Company will distribute $4,594 in cash to each Eligible Member. The distribution will be made shortly after completion of the Conversion and the Offering. It is not necessary to purchase shares in the Offering to receive the cash distribution. If the Conversion and the Offering are not completed for any reason, including failure to obtain sufficient votes to approve the Plan of Conversion at the Special Meeting, no cash distribution will be made.

Limitations on Conversion Stock Purchases

The Plan of Conversion includes the following limitations on the number of shares of Conversion Stock that may be purchased in the Conversion:

•	No fewer than 50 shares or $500 of Conversion Stock may be purchased, to the extent such shares are available;

•

The maximum number of shares of stock subscribed for in the subscription offering by an eligible member, together with associates of and groups of persons acting in concert with such persons, cannot exceed 25,000 shares;

•

no person, together with such person’s associates or a group acting in concert, may acquire, directly or indirectly more than 5% of the capital stock of the Company without the approval of the District of Columbia Commissioner of Insurance.

Restrictions on Transfer of Subscription Rights and Shares

Subscription rights granted under the Plan of Conversion are not transferable. Accordingly, any person receiving subscription rights under the Plan of Conversion may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of those subscription rights or the shares of Conversion Stock to be issued upon their exercise. Subscription rights may be exercised only for the account of the person receiving those rights under the Plan of Conversion. A person subscribing to Conversion Stock by exercise of subscription rights received under the Plan of Conversion will be required to certify that he or she is purchasing the shares solely for his or her own account and also that there is no agreement or understanding with any other person regarding the sale or transfer of such shares.

Shares of HoldCo common stock purchased in the Offering will thereafter be freely transferable under the Securities Act of 1933, as amended (“1933 Act”); provided, however that shares issued to trustees and officers of ACIC will be restricted as to transfer for a period of one year from the effective date of the Conversion pursuant to the provisions of the Act (except for certain limited permitted transfers) and will be subject to additional transfer restrictions under Rule 144 of the 1933 Act.

Tax Effects

For a discussion of the material United States federal income tax consequences of the conversion to ACIC and to an Eligible Member of ACIC, see the section titled “Certain Federal Income Tax Considerations” in the accompanying Offering Circular.

ACIC’s Articles of Incorporation and Bylaws

The following is a summary of certain provisions of the Amended Articles of Incorporation and bylaws of ACIC, which will become effective upon the conversion of ACIC from a mutual insurance company to a stock insurance company.

ACIC’s amended and restated Articles of Incorporation will authorize ACIC to issue 100,000 shares of common stock. All of ACIC’s outstanding common stock will be owned by HoldCo. Accordingly, exclusive voting rights with respect to the affairs of ACIC after the Conversion will be vested in the board of directors of HoldCo.

As required by District of Columbia law, ACIC’s amended and restated Articles of Incorporation may be further amended only if such amendment is approved by the board of trustees of ACIC, and, if and to the extent required by law, approved by the Insurance Department and by HoldCo as ACIC’s sole shareholder. The bylaws may be amended by a majority vote of the board of trustees of ACIC or by the board of directors of HoldCo as ACIC’s sole shareholder.

Termination of the Plan of Conversion

The Plan of Conversion may be terminated at any time prior to the effective date of the Conversion by the board of trustees of ACIC.

Interpretation and Amendment of the Plan of Conversion

All interpretations of the Plan of Conversion by the board of trustees of ACIC and the board of directors of HoldCo will be final, conclusive and binding upon all persons. The Plan of Conversion may be amended by ACIC’s board of trustees at any time before it is approved by the Insurance Department.

Adjournment

In the event that there are not sufficient votes to constitute a quorum or to approve the proposal to approve the Plan of Conversion and/or the amended and restated articles of incorporation of the Company at the special meeting, the proposals could not be approved unless such meeting was adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by us at the time of the special meeting to be voted for adjournment or postponement, you are being asked to consider a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if necessary to obtain additional votes in favor of the proposals.

If there are sufficient votes to constitute a quorum and approve the proposal to approve and adopt the Plan of Conversion and the amended and restated articles of incorporation of the Company at the special meeting, the chairman of the special meeting may determine that no action will be taken on the proposal to adjourn.

*    *    *    *    *    *     *

RECOMMENDATION OF THE BOARD OF TRUSTEES

The board of trustees recommends that you vote “FOR” approval of the Plan of Conversion, “FOR” approval of the Amended and Restated Articles of Incorporation of ACIC, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

PLEASE NOTE: A vote in favor of the Plan of Conversion does not mean that you must purchase conversion stock in the Offering, and a vote against the Plan of Conversion does not mean you may not purchase stock in the Offering. You may vote in favor of the Plan of Conversion and decide not to purchase stock in the Offering. You may also vote against the Plan of Conversion and decide to purchase stock in the conversion. If the Plan of Conversion is not approved by the Eligible Members, the Conversion will not be completed, and no stock will be sold.

ADDITIONAL INFORMATION

WE URGE YOU TO CONSIDER CAREFULLY THIS PROXY STATEMENT, INCLUDING PARTICULARLY THE OFFERING CIRCULAR THAT ACCOMPANIES THIS PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, WE REQUEST THAT YOU FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTE WILL BE COUNTED. IF YOU EXECUTE A PROXY BUT LATER DECIDE TO ATTEND THE SPECIAL MEETING IN PERSON, YOUR PROXY MAY BE REVOKED AND YOU MAY VOTE IN PERSON. YOUR PROXY SHOULD BE COMPLETED, SIGNED AND MAILED USING THE ENCLOSED ENVELOPE SO THAT IT IS RECEIVED ON OR BEFORE _____________, 2022.

THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE CONVERSION STOCK. SUCH OFFERS MAY BE MADE ONLY BY MEANS OF THE OFFERING CIRCULAR.

_______________, 2022

Chevy Chase, Maryland